EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES FOREIGN MILITARY SUPPLY AGREEMENT FOR 40MM AMMUNITION

 Eau Claire, Wisconsin (April 12, 2016) -- National Presto Industries, Inc. (NYSE: NPK) announced today that its wholly owned subsidiary, AMTEC Corporation, has signed a supply agreement with Chemring Ordnance, Inc. to provide 40mm high velocity cartridges and certain components for a Chemring commercial foreign military contract. The value of the agreement is approximately $99 million, with deliveries commencing in April 2016 and extending through March 2018. Work in support of the supply agreement will be performed at AMTEC’s facility in Janesville, WI, AMTEC divisions Amron and Tech Ord, and AMTEC subsidiary Spectra Technologies, LLC.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.